EX 99.28(h)(1)(xiv)

Amendment to

Amended and Restated Administration Agreement

Between JNL Variable Fund LLC and

Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (the “Administrator”), and JNL Variable Fund LLC, a Delaware limited liability company (the “Fund”).

Whereas, the Administrator and the Fund (the “Parties”) entered into an Amended and Restated Administration Agreement, effective February 28, 2012, as amended (the “Agreement”), whereby the Administrator agreed to provide certain administrative services to several separate series of shares (each a “fund”) of the Fund, as listed on Schedule A of the Agreement.

Whereas, the Parties have agreed to amend the following section of the Agreement, effective January 1, 2019:

Section 1. “Services of the Administrator”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Under Section 1. “Services of the Administrator,” a new sub-sub-section 1.1.7 shall be added to the Agreement, as follows:

1.1.7 Foreign Tax Reclaims. The Administrator will incur all fees, costs and expenses, direct or indirect (without any recourse to the Funds) associated with the conversions from Regulated Investment Companies to Partnerships. With respect to Funds with foreign tax reclaims, the Administrator also will make up-front payments from time-to-time as agreed to with and under the terms outlined in the framework presented to the Funds’ Board of Managers.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Administrator and the Fund have caused this Amendment to be executed, effective January 1, 2019.

JNL Variable Fund LLC		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO